EXHIBIT 16.1

January 25, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Altitude International Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K filed with the Commission on January 25, 2019 (the “Current Report”), and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, ZBS Group, LLP.

/s/ ZBS Group LLP

Plainview, New York

255 Executive Drive, Suite 400, Plainview, New York 11803

Tel: (516) 394-3344     Fax: (516) 342-6273

www.zbscpas.com